Exhibit 14.2

CHINA UNITED INSURANCE SERVICE, INC.

POLICY ON ANTI-CORRUPTION

Policy Effective Date: March 15th, 2019

1.          Overview

We, China United Insurance Service, Inc. (together with our controlled subsidiaries and affiliated entities such as Law Insurance Broker CO., LTD (“Law Broker”) and Law Anhou Insurance Agency CO., LTD (“Anhou”)(together the “Company” and “CUII”) are committed to complying with all local and foreign anti-corruption and anti-bribery laws applicable to our Company and our business operations anywhere we do business (“Territories”). Relevant laws include, but are not limited to, the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act, the Anti-corruption Laws of Taiwan, Hong Kong, as well as the People’s Republic of China (“Anti-corruption Laws”).

While anti-bribery and anti-corruption laws may vary from jurisdiction to jurisdiction, the principle that we apply at CUII is to comply with all applicable laws and regulations and to prohibit any and all bribery, solicitation of bribery, and/or the payment of kickbacks or the giving of improper benefits. This principle may be more restrictive than the laws in some countries. , For example, the FCPA makes it a crime to offer anything of value – no matter the amount – to non-US government officials in order to obtain or retain business, or to secure an improper business advantage.

Violations of Anti-corruption Laws are serious and can result in potential criminal and civil liability for those who violate them in addition to exposing the Company to the same. We will investigate any reported violations of this policy. Any employee who is found to be in violation of this policy will be subject to disciplinary action, up to and including termination of employment.

You have an obligation to speak up and report any suspected violations of this Policy and you are encouraged to reach out to the Compliance Department if you have any further questions or concerns.

You may reach the Compliance Department at:

Mr. Wei-Mou Yu (aka Wellmore Yu)

7F., No. 311, Sec. 3, Nanjing E. Rd., Shongshan Dist., Taipei City 10595, Taiwan +886-2-87126958 ext. 684

compliance@cuis.asia

2.          To Whom Does The Policy Apply?

The Policy applies to all directors, officers and employees of the Company and each of its subsidiaries, as well as affiliates, third party agents, business partners, and joint ventures located anywhere in the world, regardless of citizenship. Third party agents and business partners include, but are not limited to, all parties who act on the Company’s behalf, including contractors, suppliers, business contacts, agents, representatives, middlemen, introducers, sponsors, consultants, advisers, joint venture partners, vendors, lawyers, finders, lobbyists, or other intermediaries (“Intermediaries”).

3.          What Conduct is Prohibited Under the Company’s Anti-corruption Policy?

To Make, Offer, Promise or Authorize an Improper Payment

3.1     It is a violation of the Policy to make, offer, promise, or authorize a payment of money or anything of value, directly or indirectly (through any other party, including an Intermediary) to any individual or entity to secure some act of the payee, such as:

3.1.1       Influencing an official or business act or decision (including omission to act);

3.1.2       Inducing a Government Official (or any different terms used by relevant local laws) or private person to use his or her influence to affect any act or decision; or

3.1.3       Securing an improper advantage in order to obtain or retain business for, with, or to any person in any country. Examples of payments made to “obtain or retain business” include, but not limited to, circumstances where a payment is made to: (a) win a contract or purchase order; (b) influence the procurement process; (c) circumvent rules and regulations regarding government approvals, licensing or inspections; or (d) evade taxes, penalties, or fines, or influence the adjudication of lawsuits, enforcement actions, or government inspections.

3.2     This includes any direct or indirect (through an Intermediary or otherwise) payments or benefits to third parties while knowing or having reason to believe that any part of the payment or benefit will be used to bribe any individual or entity. Making payments or offering benefits (such as jobs) to relatives, friends, or colleagues of a Government Official or of a private person to improperly influence the individual with whom the recipient is affiliated is also a type of corrupt act and is prohibited.

3.3     The terms an “offer” and “promise to pay” mean that no exchange need to have occurred for there to have been a violation of the law. Local custom, practice and culture in a particular country are not appropriate justifications for payments, offers, or promises to pay.

3.4     To Solicit, Receive or Accept an Improper Payment

Anyone who is subject to this Policy is prohibited from directly or indirectly soliciting, receiving or accepting a bribe or other improper benefit in connection with his or her performance of a relevant function or activity. For example, it is a violation of this Policy for an employee of the Company to receive kickbacks from any supplier, vendor, or other business partner.

3.5     To Conceal the True Nature of Any Payment or Arrangement

It is a violation of this Policy to fail to maintain adequate books and records, to hide or misallocate funds, or to disguise or attempt to disguise the sources of illegally obtained funds or any bribe, kickback, or other improper benefit.

4.            Who or What Qualifies As a Government Official?

4.1       Under this policy, the term “Government Official” is interpreted very broadly. It includes any officer, employee or principal acting in an official capacity for or on behalf of any government, department or instrumentality thereof, including without limitation any of the following:

4.1.1       any employee of a government or its departments or agencies;

4.1.2       a legislator, judge or court official;

4.1.3       a government agency consultant or representative acting for and on behalf of such government;

4.1.4       any employee of a public international organization (e.g., the World Bank, the United Nations);

4.1.5       a member or employee of a political party including any candidate for political office;

4.1.6        a member of a royal family or a sovereign wealth fund;

4.1.7       any employee of a state-controlled business entity (e.g., state-owned or municipality-owned businesses, enterprises, or companies); or

4.1.8       any employee of a public unit or institution, or a civil organization.

4.2      Examples of a Government Official include, but are not limited to, an officer or inspector at the finance and market supervision authorities, an employee in the procurement department of a state-owned/controlled company or public schools, or a journalist employed by state-owned/controlled news agencies, a person holding office in independent agency, officer of an international organization, and etc.

4.3     A Government Official needs not be a senior officer, and the term includes low level employees holding largely administrative positions (for example, a customs inspector or a secretary in a government office).

5.           What Constitutes “A Bribe,” “Anything of Value” Or A “Financial Advantage”?

5.1     The terms “a bribe,” “anything of value,” or a “financial advantage” under the Policy include, but are not limited to, cash or its equivalent; gifts; hospitality; entertainment, such as sporting or music events; charitable donations; loans with favorable terms; the services of a third party; an educational scholarship or job opportunity; and marketing, promotional or travel expenses. It does not have to be tangible or commercially valuable as long as it, or its promise, has value to the donor and recipient.

5.2      “A bribe,” “anything of value,” or a “financial advantage” are not limited to things that are given or provided directly to an individual Government Official or private person. This Policy also prohibits giving or promising anything of value for the benefit of a Government Official or private person (for example, providing a donation or gift to another party associated with the Government

Official/customer or at the Government Official/customer’s request).

5.3      Other examples of violations include:

5.3.1       Providing a smartphone to an officer with the finance regulators in order to obtain a permit for undertaking business.

5.3.2       Providing off-the-book kickbacks to a customer in order to increase sales or to secure a contract.

5.3.3        Providing a facilitation payment to a tax officer in order to expedite the tax registration process.

6.           What Does It Mean to Have Knowledge That A Payment Will Be Made?

6.1      Having “knowledge” does not require knowledge that the payment or improper benefit will ultimately be received or that the intended benefit will be received. Having knowledge under applicable Anti-corruption Laws and this Policy means a belief that the payment is substantially likely to occur. “Having knowledge” also includes behavior that consciously disregards or is willfully blind to the existence or possibility of a bribe. Therefore, an individual who deliberately ignores suspicious circumstances, or “red flags”, or who chooses not to conduct an inquiry into suspicious payment activity will be deemed to have actual knowledge.

7.           What Conduct is Required Under the Company’s Anti-corruption Policy?

7.1      The Policy requires you to operate ethically, to comply with all applicable Anti-corruption Laws and to never solicit, pay or receive bribes or other improper economic benefits, or make or receive improper payments or benefits, in an attempt to win business or obtain commercial advantages for the Company.

General Guidelines

7.2      No payments or gifts of cash or cash equivalents (e.g. gift cards, certificates or vouchers, membership cards of value, checks, loans, money orders, stock, gold or bearer bonds, etc.) are permitted unless pre-approved in writing by the Compliance Department

7.3      Gifts and hospitality must be permissible under applicable laws and regulations and any rules set forth by the Company under this Policy and other relevant policies. Any gifts and/or hospitality provided to government officials must be pre-approved in writing by the Compliance Department.

7.4      Gifts and hospitality must not be given so frequently as to create the appearance of impropriety or bribery.

7.5      It is not appropriate to reimburse customers or other outside parties for expenses they incur, such as those related to travel, unless the underlying expenses have been fully disclosed and approved in a manner consistent with this Policy. No reimbursement should be provided to any Government Official (regardless of amount).

If you have any questions regarding the reimbursement process, please do not hesitate to contact the Compliance Department for further details.

Approval by Compliance Department for Certain Payments

7.6     To Government Officials

7.6.1       Written approval by the Compliance Department is required before offering or giving any gift, payment and/or hospitality, even of minimal value, to a Government Official or to someone who is in a position to influence a Government Official. If you have any questions about whether approval is required, you must contact the Compliance Department before you make any such offer or take any such action.

7.6.2       All requests for approval must include the name of person applying for the payment, gift and/or hospitality, employing country and position of Government Official concerned, date, a description of the payment, gift and/or hospitality, and the reason for the gift, payment, and/or hospitality.

7.7      To All Other Persons or Business Entities

For additional information, please refer to the Company’s relevant policies and procedures.

Adequate Books and Records

7.8      The Policy requires the Company to have in place: (i) accounting practices that help ensure the accuracy of the Company's books and records, and (ii) adequate internal controls and procedures that help prevent bribes and detect illegal transactions. Caches of hidden or misallocated assets and “slush funds” are prohibited. All payments and Company transactions must be classified and recorded adequately and accurately without any hidden payments or benefits that conceal the true nature of any arrangement.

7.8.1        The Compliance Department (including but not limited to the Financial Controller) must properly document all gifts and hospitality expenses made by the Company.

7.8.2       The Company must keep an updated list of material government certificates, permits, and approvals that the Company and its subsidiaries have applied for.

Due Diligence

7.9      The Policy requires that the Company understand the background of its employees and Intermediaries who are likely to interact with Government Officials in the course of their business. Some typical red flags relating to Intermediaries include:

7.9.1        Excessive commissions to third-party agents or consultants;

7.9.2       Third-party “consulting agreements” that include only vaguely described services;

7.9.3       Third-party consultants that are in a different line of business than that for which it has been engaged;

7.9.4        Unreasonably large discounts to suppliers or vendors;

7.9.5        Intermediaries are related to or closely associated with a Government Official;

7.9.6        Unusually expeditious approval process granted by Government Official to third-party agents.

Anti-corruption Contract Provisions

7.10    The Policy requires the inclusion of appropriate anti-corruption provisions in contracts for certain transactions and, if and where appropriate, periodic certifications for Intermediaries. Consult the Compliance Department to determine whether your contract requires inclusion of an anti-corruption provision.

Enforcement of Compliance

7.11    You are required to enforce compliance with this Policy and documentation and accounting procedures, especially those regarding the submission and monitoring of employee and Intermediary expense reports, including when paying employees or Intermediaries who may interact with Government Officials.

7.12    Compliance enforcement covers all aspects of business and financial operations. Some examples include side agreements, fees paid to individuals rather than corporate entities, proper invoices and tax receipt issuance, and human resources decisions such as the hiring of family members, relatives, and/or close friends into the Company or as third-party vendors.

8.           Facilitation Payments Permissible?

8.1      Facilitation payments are also known as “grease”, “dash”, “speed” or “expediting” payments. They are non-standardized payments of amounts made to expedite an administrative or clerical official’s performance of some non-discretionary action that he or she is supposed to take, such as obtaining permits, licenses, or other official documents necessary to do business in a foreign country; processing government papers such as visas and work orders; providing police protection, mail services, or scheduling inspections; or providing utility (e.g., telephone, water, electricity) or other government services. It is the Company’s policy that facilitation payments are not to be paid, regardless of the amount.

9.           What About Political Contributions, Lobbying Activities or Charitable Contributions?

10.1    Political contributions, lobbying activities and charitable contributions may be unlawful or may violate the Policy. Prior to making any such payments, you must obtain approval from the Compliance Department.

10.         What Are the Penalties for Violating Anti-corruption Laws?

Most countries have severe penalties for violating Anti-corruption Laws, including financial fines and penalties for companies, as well as imprisonment for individuals who violate Anti-corruption Laws.

Under the FCPA, corporations may be fined up to USD 2 million per violation and individuals may face fines of up to USD 250,000 per violation and/or imprisonment of up to five years.

Willful violations of the books and records provision of the FCPA may result in corporate fines of up to USD 25 million and individuals face fines of up to USD 5 million and/or imprisonment of up to 20 years.

Penalties for violating Anti-corruption Laws of other countries can be even more onerous. For example, the maximum penalty under the U.K. Bribery Act for a corporation is an unlimited fine and there can also be damaging consequences, such as director disqualifications, company debarment from public contracts, and asset confiscation proceedings. The laws of Taiwan as well as the People’s Republic of China likewise carry significant civil and/or criminal penalties.

11.         How Do I Report a Suspected Violation of the Policy?

11.1    It is your responsibility to raise concerns about any occurrence or suspicion of misconduct or violation of this Policy at the earliest possible stage. If you observe, learn or reasonably suspect that there has been a violation of this Policy, you should promptly alert the Compliance Department.

11.2    It is our policy not to discriminate or retaliate against any employee who reports any violations of our policies, provides evidence or who otherwise participates in an investigation in good faith. If you believe you have suffered any such treatment, you should inform the Compliance Department.

Compliance Department Contact Information

Mr. WEI-MOU YU (aka Wellmore Yu)

+886-2-87126958 ext. 684

compliance@cuis.asia

7F., No.311, Sec. 3, Nanjing E. Rd., Shongshan Dist., Taipei City 105-95 Taiwan